Exhibit 16

March 22, 2010

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 16, 2010, of Comcast Corporation as Plan Administrator of each of the Comcast Corporation Retirement – Investment Plan and the Comcast Spectacor 401(k) Plan (collectively, the “Plans”) and are in agreement with the statements contained in the Form 8-K, Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Mitchell & Titus, LLP